Exhibit 10.8

CONFIDENTIAL

March 26, 2020

Pay Change Memo

Dear Bryce,

Effective 3/16/2020, you have agreed to reduce your base compensation in light of the COVID-19 Pandemic. Your base pay for the remainder for 2020 will be $45,000. Below you will find details of this change:

Title	CEO
Current Base Salary	$350,000.00
Effective as of 3/16/2020	$45,000.00

This memo only affects your base pay for 2020. You will be paid in accordance with TaskUs’ standard payroll practices and subject to all withholdings and deductions as required by law. All other terms and conditions of your employment remain the same.

I have read and understand the provisions of this memo.

Agreed to and accepted by:

/s/ Bryce Maddock	3/27/2020
Bryce Maddock	Date